Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 12/21/2020	Rule 424 (b) (3)
(To Prospectus Dated December 12, 2017)	File No. 333-222012

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

12/21/2020 through 12/27/2020	Under $15,000	0.05%	0.05%
	$15,000 through $50,000.99	0.20%	0.20%
	$50,001 and above	0.30%	0.30%